PRESS RELEASEFOR RELEASE OCTOBER 28, 2011 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank

BCSB BANCORP, INC. REPORTS RESULTS FOR THE YEAR ENDED
SEPTEMBER 30, 2011

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, reported net income of $116,000 for the year ended September 30, 2011, as compared to net income of $1,207,000 for the year ended September 30, 2010. For comparison purposes, when consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program (which the Company redeemed in January 2011), the Company reported a net loss available to common stockholders of $457,000 or ($0.15) per basic and diluted common share for the year ended September 30, 2011, compared to net income available to common stockholders of $582,000 or $0.20 per basic common share and $.19 per diluted common share for the year ended September 30, 2010. When the Company repaid TARP, it was required to accelerate accretion of the remaining discount on the preferred stock, thereby reducing net income available to common shareholders by approximately $310,000 during the year ended September 30, 2011.

Net loss for the three months ended September 30, 2011 was $461,000, as compared to net income of $569,000 for the three months ended September 30, 2010. When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, net loss available to common stockholders was $461,000 or ($0.15) per basic and diluted common share for the three months ended September 30, 2011, compared to net income available to common stockholders of $412,000 or $0.14 per basic and diluted common share for the three months ended September 30, 2010.

Earnings during the three and twelve months ended September 30, 2011 declined in comparison to the same periods of the prior fiscal year primarily due to declines in net interest income of $85,000 and $683,000, increased provisions for loss on foreclosed real estate of $41,000 and $334,000 and higher “Other Than Temporarily Impaired” (OTTI) credit losses of $100,000 in both periods, respectively. Also contributing to the decline in earnings were increased costs associated with impaired loans and foreclosure activities. Provisions for losses on loans during the three months ended September 30, 2011 increased by $1,000,000 in comparison with the same period in 2010, but decreased by $1,000,000 during the fiscal year ended September 30, 2011 as compared with the prior fiscal year.

Higher loan loss provisions were necessary during the three months ended September 30, 2011 to address increases in troubled assets, particularly in relation to two commercial loan relationships, one of which represented by $2.7 million in land development and the other represented by $1.5 million in residential rental properties. Nonperforming loans were $17.6 million at September 30, 2011 versus $11.6 million at June 30, 2011.

President and Chief Executive Officer Joseph J. Bouffard commented “Although we were able to report a slight profit for fiscal year 2011, operating results for the most recent quarter ended September 30, 2011 were disappointing. Challenging economic conditions continue to persist, resulting in a difficult environment for some of our borrowers. We continue to aggressively pursue solutions to problem asset issues and will be proactive in establishing what are believed to be appropriate reserve levels.”

As noted above, OTTI charges have been recorded on certain of the Company’s CMO securities. As of September 30, 2011, the market value of these CMO securities totaled $9.1 million, which reflects $2.9 million in gross unrealized losses.  If in the future it is determined that further declines in market values or credit losses with respect to these or any other securities are other than temporary, the Company would be required to recognize additional losses in its consolidated statements of operations.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	September 30,	September 30,
	2011	2010
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$60,108	$108,999
Investment Securities, available for sale	6,819	18,390
Loans Receivable, net	364,843	388,933
Mortgage-backed Securities, available for sale	150,879	65,975
Foreclosed Real Estate	2,999	--
Premises and Equipment, net	9,932	7,826
Bank Owned Life Insurance	16,228	15,655
Other Assets	13,048	14,777
Total Assets	$624,856	$620,555

LIABILITIES
Deposits	$550,014	$534,366
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	5,872	7,788
Total Liabilities	572,897	559,165
Total Stockholders’ Equity	51,959	61,390
Total Liabilities & Stockholders’ Equity	$624,856	$620,555

Consolidated Statements of Operations
(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2011	2010	2011	2010
	(Dollars in thousands except per share data)		(Dollars in thousands except per share data)

Interest Income	$6,608	$7,113	$26,935	$28,862
Interest Expense	2,037	2,457	8,550	9,794
Net Interest Income	4,571	4,656	18,385	19.068
Provision for Loan Losses	1,300	300	2,100	3,100
Net Interest Income After Provision for Loan Losses	3,271	4,356	16,285	15,968
Total Non-Interest Income	282	639	2,002	2,406
Total Non-Interest Expenses	4,335	4,134	18,336	16,682
(Loss) Income Before Tax Expense	(782)	861	(49)	1,682
Income Tax (Benefit) Expense	(321)	292	(165)	485
Net (Loss) Income	(461)	569	116	1,207
Preferred Stock dividends and discount accretion	--	(157)	(573)	(625)
Net (Loss) Income available to common shareholders	$(461)	$412	$(457)	$582

Basic (Loss) Earnings Per Common Share	$(.15)	$.14	$(.15)	$.20
Diluted (Loss) Earnings Per Common Share	$(.15)	$.14	$(.15)	$.19

Summary of Financial Highlights
(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2011	2010	2011	2010

Return (Loss) on Average Assets (Annualized)	(.29%)	.37%	.02%	.20%
Return (Loss) on Average Equity (Annualized)	(3.55%)	3.71%	.20%	1.99%

Interest Rate Spread	3.09%	3.15%	3.10%	3.30%
Net Interest Margin	3.12%	3.22%	3.15%	3.39%

Efficiency Ratio	89.32%	78.05%	89.94%	77.68%
Ratio of Average Interest Earning Assets/Interest Bearing Liabilities	102.69%	104.31%	103.44%	105.14%

Allowance for Loan Losses
(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2011	2010	2011	2010

Allowance at Beginning of Period	$3,876	$6,287	$6,634	$3,927
Provision for Loan Loss	1,300	300	2,100	3,100
Recoveries	18	74	80	166
Charge-Offs	(426)	(27)	(4,046)	(559)
Allowance at End of Period	$4,768	$6,634	$4,768	$6,634

Allowance for Loan Losses as a Percentage of Gross Loans	1.29%	1.68%	1.29%	1.68%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	27.04%	51.89%	27.04%	51.89%

Non-Performing Assets
(Unaudited)

	At September 30, 2011	At June 30, 2011	At September 30, 2010
	(Dollars in thousands)

Nonperforming Loans: (1)
Commercial	$11,193	$5,623	$10,442
Residential Real Estate (2)	6,417	5,955	2,320
Consumer	20	20	23
Total Nonperforming Loans	17,630	11,598	12,785
Foreclosed Real Estate	2,999	2,841	--
Total Nonperforming Assets	$20,629	$14,439	$12,785

Nonperforming Loans to Loans Receivable	4.83%	3.18%	3.29%

Nonperforming Assets to Total Assets	3.30%	2.29%	2.06%

(1) (2)
Nonperforming status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at September 30, 2011 are $8.7 million in Troubled Debt Restructurings, $8.6 million of which were not delinquent.  Reporting guidance requires disclosure of these loans as nonperforming even though they are current in terms of principal and interest payments.

Includes residential owner occupied properties and residential rental investor properties.